COLFAX REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS
FULTON, MD - February 6, 2013 - Colfax Corporation (NYSE: CFX) today announced its financial results for the fourth quarter and full year ended December 31, 2012. On a year-over-year basis, highlights for the fourth quarter and full year period include:
Fourth Quarter of 2012 (all comparisons versus the fourth quarter of 2011)

•
After $15.6 million of pre-tax year-one acquisition-related amortization expense, net income of $14.7 million (13 cents per share); adjusted net income (as defined below) of $50.5 million (42 cents per share), which includes a non-cash 9 cents per share gain related to a discrete deferred tax benefit recorded in the fourth quarter

•
Net sales of $1.03 billion, organic sales decrease (as defined below) of 2.5% from fourth quarter 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition)

•	Operating income of $52.2 million; adjusted operating income (as defined below) of $88.9 million

•
Operating cash flows of $163.2 million, including improved inventory management which also resulted in a negative impact on adjusted operating income due to under-absorption from lower production levels

•	Fourth quarter gas- and fluid-handling orders of $520.3 million, an increase of 4.3%; organic order increase (as defined below) of 1.9%

•	Gas- and fluid-handling backlog of $1.4 billion at period end
Full Year 2012 (all comparisons versus full year 2011)

•
After pre-tax expenses of $78.2 million of year-one acquisition-related amortization expense and $43.6 million of Charter acquisition-related expense, a net loss of $83.4 million (92 cents per share); adjusted net income (as defined below) of $159.8 million ($1.34 per share), which includes a non-cash 12 cents per share gain related to discrete deferred tax benefits recorded in the third and fourth quarters

•
Net sales of $3.9 billion, an increase of 1.9% from the full year 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition); organic sales increase (as defined below) of 5.3%

•	Operating income of $140.0 million; adjusted operating income (as defined below) of $334.9 million

•	Gas- and fluid-handling orders of $2.0 billion, an increase of 3.7%; organic order increase (as defined below) of 2.8%
Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth (decline) and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.
Steve Simms, President and Chief Executive Officer, stated, “We are pleased with the progress made in the fourth quarter on our improvement plans and growth initiatives, though actual results fell short of our targets. Although we had solid results in our long cycle gas- and fluid-handling business, revenues decreased in comparison to the very strong proforma 2011 fourth quarter. However, cost control and the benefit of previous restructuring initiatives resulted in profit margins for this business in line with our expectations. Volumes in our shorter cycle fabrication technology business continued to be negatively impacted by the challenging global economy, and adjusted operating margins were negatively impacted by specific items that are largely expected to positively impact the business in future periods. We believe that the increased orders during the quarter in our gas- and fluid-handling business, the Soldex acquisition and the specific actions taken during 2012, including our restructuring programs, position Colfax well moving into 2013.”

Non-GAAP Financial Measures and Other Adjustments
Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth (decline) and organic order growth. Adjusted net income, adjusted net income per share and adjusted operating income exclude asbestos coverage litigation expense, restructuring and other related charges, charges related to the Charter acquisition and fair value adjustments related to the ESAB and Howden inventory and backlog amortization expense to the extent they impact the periods presented. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 15% and 25% for the fourth quarter and full year ended December 31, 2012, respectively, and 30.5% for both the fourth quarter and full year ended December 31, 2011. Proforma organic sales growth and proforma organic order growth represent the proforma comparison of the change in existing businesses that includes the operations acquired in the Charter Acquisition for the comparable prior period (which excludes the results of operations acquired in the Charter Acquisition for the first 12 days of each year to date reporting period) excluding the impact due to acquisitions made by Colfax and Charter and foreign currency fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos coverage litigation, costs related to the Charter acquisition, major restructuring programs and significant year-one fair value adjustment amortization expense.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.
Conference Call and Webcast
Colfax will host a conference call to provide details about its results on Wednesday, February 6, 2013 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 92180966 , or through webcast via Colfax's website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.
About Colfax Corporation
Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2011 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.
The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Contact:
Scott Brannan, Chief Financial Officer
Colfax Corporation
301-323-9005
Scott.Brannan@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$1,027,397	$177,791	$3,913,856	$693,392
Cost of sales	719,827	116,247	2,761,731	453,293
Gross profit	307,570	61,544	1,152,125	240,099
Selling, general and administrative expense	234,261	39,385	895,452	162,761
Charter acquisition-related expense	—	25,324	43,617	31,052
Restructuring and other related charges	16,994	2,162	60,060	9,680
Asbestos coverage litigation expense	4,147	2,246	12,987	10,700
Operating income (loss)	52,168	(7,573)	140,009	25,906
Interest expense	23,290	1,412	91,570	5,919
Income (loss) before income taxes	28,878	(8,985)	48,439	19,987
Provision for income taxes (1)(2)	3,812	7,095	90,703	15,432
Net income (loss)	25,066	(16,080)	(42,264)	4,555
Less: income attributable to noncontrolling interest, net of taxes	5,330	—	22,138	—
Net income (loss) attributable to Colfax Corporation	19,736	(16,080)	(64,402)	4,555
Dividends on preferred stock	5,072	—	18,951	—
Net income (loss) available to Colfax Corporation common shareholders	$14,664	$(16,080)	$(83,353)	$4,555
Net income (loss) per share - basic	$0.14	$(0.37)	$(0.92)	$0.10
Net income (loss) per share - diluted	$0.13	$(0.37)	$(0.92)	$0.10
__________
(1) Provision for income taxes the year ended December 31, 2012 was significantly impacted by the reassessment of certain deferred tax assets as of the date of the Charter acquisition, which resulted in an increase in the Company's valuation allowance, and the Charter acquisition-related expenses that are either not deductible for tax purposes or were incurred in jurisdictions where no tax benefit can be recognized.

(2) Income tax provision for the fourth quarter and full year ended December 31,2012 includes a $9.9 million gain and $12.8 million gain, respectively, from discrete deferred tax benefits recorded to reflect lower tax rates enacted in Sweden during the fourth quarter and the United Kingdom during the third quarter.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted Operating Income
Operating income (loss)	$52,168	$(7,573)	$140,009	$25,906
Restructuring and other related charges	16,994	2,162	60,060	9,680
Charter acquisition-related expense	—	25,324	43,617	31,052
Fair value adjustments - ESAB/Howden backlog and inventory amortization expense	15,614	—	78,196	—
Asbestos coverage litigation expense	4,147	2,246	12,987	10,700
Adjusted operating income	$88,923	$22,159	$334,869	$77,338
Adjusted operating income margin	8.7%	12.5%	8.6%	11.2%

Adjusted Net Income and Adjusted Net Income Per Share
Net income (loss) attributable to Colfax Corporation	$19,736	$(16,080)	$(64,402)	$4,555
Restructuring and other related charges	16,994	2,162	60,060	9,680
Charter acquisition-related expense	—	25,324	43,617	31,052
Fair value adjustments - ESAB/Howden backlog and inventory amortization expense	15,614	—	78,196	—
Asbestos coverage litigation expense	4,147	2,246	12,987	10,700
Tax adjustment(1)	(6,022)	767	29,297	(6,351)
Adjusted net income	50,469	14,419	159,755	49,636
Adjusted net income margin	4.9%	8.1%	4.1%	7.2%
Dividends on preferred stock	5,072	—	18,951	—
Adjusted net income available to Colfax Corporation common shareholders	45,397	14,419	140,804	49,636
Less: net income attributable to participating securities(2)	5,831	—	18,087	—
	$39,566	$14,419	$122,717	$49,636
Weighted-average shares outstanding - diluted	94,978,755	44,279,400	91,918,513	44,268,110
Adjusted net income per share	$0.42	$0.33	$1.34	$1.12

Net income (loss) per share— diluted (in accordance with GAAP)	$0.13	$(0.37)	$(0.92)	$0.10
__________
(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 15% and 25% for the fourth quarter and full year ended December 31, 2012, respectively, and 30.5% for the fourth quarter and full year ended December 31, 2011.

(2) Adjusted net income per share was calculated consistently with the two-class method in accordance with GAAP as the Series A preferred stock are considered participating securities. Losses are not allocated to the preferred stock.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders
	$	%	$	%

Proforma for the three months ended December 31, 2011	$1,049.8		$499.0

Components of Change:
Existing Businesses	(26.5)	(2.5)%	9.6	1.9%
Acquisitions	34.2	3.3%	22.1	4.4%
Foreign Currency Translation	(30.1)	(2.9)%	(10.4)	(2.0)%
Total	(22.4)	(2.1)%	21.3	4.3%
For the three months ended December 31, 2012	$1,027.4		$520.3

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

Proforma as of and for the year ended December 31, 2011	$3,839.1		$1,924.6		$1,288.3

Components of Change:
Existing Businesses	202.2	5.3%	54.0	2.8%	117.5	9.1%
Acquisitions	86.5	2.2%	100.4	5.2%	9.4	0.7%
Foreign Currency Translation	(213.9)	(5.6)%	(83.0)	(4.3)%	(33.8)	(2.6)%
Total	74.8	1.9%	71.4	3.7%	93.1	7.2%
As of and for the year ended December 31, 2012	$3,913.9		$1,996.0		$1,381.4